UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 22, 2015

BUFFALO WILD WINGS, INC.
(Exact name of registrant as specified in its charter)

Minnesota	000-24743	31-1455915
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5500 Wayzata Boulevard, Suite 1600 Minneapolis, Minnesota	55416
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   952-593-9943

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

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US.72154492.02

Item 1.01.	Entry into a Material Definitive Agreement.
On July 22, 2015, Buffalo Wild Wings, Inc. (the "Company") amended its existing unsecured revolving credit agreement (as amended, the "Agreement") with Wells Fargo Bank, National Association, as administrative agent for the lenders party thereto (the "Lenders") and such Lenders.

The Agreement was amended to, among other things, increase the aggregate revolving credit commitments of the Lenders from $100 million to $200 million, extend the maturity date of the revolving credit commitment from February 7, 2017 to July 15, 2018 and increase the minimum EBITDA that the Company is required to maintain during any consecutive four quarter period from $100,000,000 to $150,000,000. The Agreement was also amended to reduce the applicable margin for the interest rates applicable to revolving loans and the commitment fee on the average unused portion of the credit facility if the Company’s consolidated total leverage ratio is less than or equal to 0.75 to 1.00.

The foregoing description of the amendment to the Agreement is only a summary and does not purport to be complete and is qualified in its entirety by reference to the full text of such amendment, a copy of which is attached hereto as Exhibit 10.1

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The discussion under Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Second Amendment to Credit Agreement dated as of July 22, 2015 among Buffalo Wild Wings, Inc., the Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUFFALO WILD WINGS, INC.

Date: July 23, 2015	By	/s/ Emily C. Decker
Emily C. Decker
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description	Manner of Filing
10.1	Second Amendment to Credit Agreement dated as of July 22, 2015 among Buffalo Wild Wings, Inc., the Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent.	Filed Electronically